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                                                                    Exhibit: 12

Computation of Ratios of Earnings to Fixed Charges
(In millions, except ratios)

                                                                                     Years ended December 31,
                                                                             ---------------------------------------
                                                                              2001     2000    1999    1998    1997
                                                                             -------  ------  ------  ------  ------
Earnings:
    Income (loss) from continuing operations before income taxes and cumulative effect of a change in accounting principle.................. $(472.9) $158.6  $195.1  $154.8  $(77.3)
    Minority interests......................................................     2.3     4.8     5.2     6.4     8.5
    Undistributed (earnings) losses of affiliates...........................    (5.6)  (15.2)   (1.3)   (0.6)   (0.3)
    Interest expense and amortization of debt discount, fees and expenses...    61.6    66.6    83.9    81.2    79.2
    Amortization of capitalized interest....................................     3.6     3.8     3.3     3.4     6.9
    Interest included in rental expense.....................................     4.3     5.9     7.2     8.8     7.2
                                                                             -------  ------  ------  ------  ------
Total earnings.............................................................. $(406.7) $224.5  $293.4  $254.0  $ 24.2
                                                                             =======  ======  ======  ======  ======
Fixed charges:
    Interest expense and amortization of debt discount, fees and expenses... $  61.6    66.6    83.9    81.2    79.2
    Interest capitalized as part of fixed assets............................     9.4     9.0     2.3     4.7     6.6
    Interest included in rental expense.....................................     4.3     5.9     7.2     8.8     7.2
                                                                             -------  ------  ------  ------  ------
Total fixed charges......................................................... $  75.3    81.5    93.4    94.7    93.0
                                                                             =======  ======  ======  ======  ======
Ratio of earnings to fixed charges..........................................    (5.4)    2.8     3.1     2.7     0.3
                                                                             =======  ======  ======  ======  ======
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